Exhibit 99.2

VASCO Data Security International, Inc.

Q1 2015 Earnings Conference Call

Prepared Remarks

April 28, 2015

[SPEAKER: JOHN GUNN]

Thank you. Greetings everyone and thank you for joining the VASCO Data Security First Quarter, 2015 Earnings Conference call. My name is John Gunn and I am the Vice President of Corporate Communications. This call is being broadcast over the internet and can be accessed on the Investor Relations section of VASCO’s website at ir.vasco.com

Speaking first will be Ken Hunt, VASCO Chairman, Founder and CEO, followed by Jan Valcke, our President and Chief Operating Officer, and Cliff Bown, our EVP and Chief Financial Officer, and then we will open the call for questions.

PLEASE NOTE THAT STATEMENTS MADE DURING THIS CONFERENCE CALL THAT RELATE TO FUTURE PLANS, EVENTS OR PERFORMANCES ARE FORWARD-LOOKING STATEMENTS. ANY STATEMENT CONTAINING WORDS SUCH AS “BELIEVES,” “ANTICIPATES,” “PLANS,” “EXPECTS,” “PROJECTS” AND SIMILAR WORDS, IS FORWARD-LOOKING, AND THESE STATEMENTS INVOLVE RISKS AND UNCERTAINTIES AND ARE BASED ON CURRENT EXPECTATIONS. CONSEQUENTLY, ACTUAL RESULTS COULD DIFFER MATERIALLY FROM THE EXPECTATIONS EXPRESSED IN THESE FORWARD-LOOKING STATEMENTS. I DIRECT YOUR ATTENTION TO THE COMPANY’S FILINGS WITH THE U.S. SECURITIES AND EXCHANGE COMMISSION FOR A DISCUSSION OF SUCH RISKS AND UNCERTAINTIES IN THIS REGARD. IN ADDITION, PLEASE NOTE THAT THE DATE OF THIS CONFERENCE CALL IS APRIL 28, 2015, AND ANY FORWARD-LOOKING STATEMENTS AND RELATED ASSUMPTIONS ARE MADE AS OF THIS DATE. EXCEPT AS EXPRESSLY REQUIRED BY THE FEDERAL SECURITIES LAWS, WE UNDERTAKE NO OBLIGATION TO UPDATE THESE STATEMENTS AS A RESULT OF NEW INFORMATION OR FUTURE EVENTS OR FOR ANY OTHER REASON

At this time, I will turn the call over to Ken Hunt.

[SPEAKER: KEN HUNT]

Thank you John and thank you everyone for joining us on the call today, and thank you for making the adjustment to the earlier time for this call.

I am very pleased with our financial results for the first quarter of 2015, and with the progress we continue to make in positioning VASCO for long term, sustainable growth.

I believe VASCO’s first quarter results demonstrate the continuing demand for our innovative authentication and anti-fraud solutions. During the first quarter of 2015, we delivered over $65 million in revenue, a 68% increase in revenues over the first quarter of 2014 and the highest

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quarterly revenue in the company’s history. Due to the strong performance and strong pipeline of potential new orders, our expectations for the year have increased and this is reflected in our increased guidance, which we will discuss in more detail later in the call.

We believe that this quarter reflects three of the key elements of our business strategy.

1.	The first key element is to provide products that have leading edge technology that not only increases the level of security for our customers, but also increases the users’ convenience.

2.	The second key element is to generate a continuing sustainable, repeatable revenue stream from existing customers as they replace and/or upgrade the level of security of the products they use, and

3.	The third key element is to expand our market by adding new customers.

The sale of Cronto-based Rabo Scanner card reader to Rabobank, which has been a strong customer of VASCO for many years, is a prime example of the first two elements. Rabobank was as early-adopter of our state-of-the art Cronto technology which uses a high-definition color QR code to improve security and to make reading of the QR code faster and more reliable for the end user. Revenues related to our delivery of all products sold to Rabobank globally exceeded 30% of our first quarter revenue.

As we have shared previously, we have a project-based business model, and while a rollout of this magnitude contributes to the lumpiness in our quarterly comparisons, it expands our footprint in the market. It also serves as an important benchmark as other existing customers and potential customers evaluate enhancing their defenses against the newest and most advanced hacker attacks.

At the same time, the combined revenues from all other customers in the first quarter of 2015, which includes contribution from existing and new customers, increased more than 15% over the first quarter of 2014, which is a prime example of the second and third elements that I mentioned before. Revenues from customers added in 2014 and 2015 were also an important part of this increase in revenues.

The recently released 2015 Data Breach Investigations Report from Verizon confirms that for the second year in a row, compromised user credentials, meaning stolen user names and passwords, were a contributing factor in two-thirds of all successful breaches. This is a security weakness that any organization can quickly and easily remedy by implementing our two-factor authentication solution and eliminating reliance on weak and outdated passwords.

Looking forward, we expect that the significant increase in the use of mobile platforms for executing transactions of value will increase the need for cost effective security solutions. In most cases these mobile applications run on devices and platforms that are different than most of today’s web-based applications.

The need for more effective defenses against sophisticated hacker attacks, the rising demand for higher levels of user convenience and the growth in mobile applications are expected to be major growth drivers behind our continuing success. A global analyst firm just released their prediction that use of mobile banking services will triple to 2.4 billion users by the end of 2020. We are addressing these requirements with the innovative products, such as our patented Cronto technology and our DIGIPASS for Apps and DIGIPASS for Mobile library of mobile application security solutions, both of which provide a very high level of security with enhanced user convenience. The hardware and software implementations of our Cronto technology in our DIGIPASS 760 and DIGIPASS for Mobile recently received a five-star rating from SC Magazine where they highlighted our limitless options for integration with custom applications.

We finished the quarter with a net cash balance of $149 million and working capital of $175 million. Our continuing robust performance and growing cash balances increase our ability to invest in growing our business. We have again stepped up our efforts to identify attractive candidates for additional tuck-in acquisitions and potentially larger targets that may allow us to accelerate our market expansion.

In summary, we remain enthusiastic about building upon our 49th consecutive quarter of delivering positive results for our shareholders. We feel that the strength of our legacy solutions augmented by innovative new offerings including our Cronto technology and our DIGIPASS mobile application security solutions position VASCO for continued forward progress in executing our long term strategy.

At this time, I would like to introduce Jan Valcke, VASCO’s President and Chief Operating Officer, Jan.

[SPEAKER: JAN VALCKE]

Thank you, Ken.

Ladies and gentlemen, as Ken shared, we are pleased to extend our momentum from 2014 into the first quarter of 2015 as we delivered an 83% increase in revenue from the Banking segment of our business and a 5% increase in revenues from the Enterprise and Application Security segment for the first quarter of 2015 compared to the first quarter of 2014.

Our first quarter 2015 results provide additional confirmation of the operating leverage we have in our business model as our operating income as a percentage of revenue increased from 10% in the first quarter of 2014 to 25% in the first quarter of 2015. We expect our quarterly operating costs to increase during 2015 as we implement the strategic and substantial increase in our investment in R&D, marketing and sales headcount that we discussed during our Q4 and full year 2014 earnings conference call.

We are also seeing additional growth in our sales pipeline. While not every opportunity can be converted into revenue, we believe that our sales pipeline is at one of its strongest points in our company history. Our backlog remains strong and we are pleased with the number of proof of concept and product evaluations that are being conducted with our Cronto-based and DIGIPASS mobile application security solutions.

Our confidence in the potential of our mobile application security solutions, DIGIPASS for Apps and DIGIPASS for Mobile, remains high as we have additional customers that have implemented this innovative library of security APIs to protect their mobile applications against the newest threats. Some of these implementations incorporate our Cronto technology into a mobile application. We will continue to invest in the development and expansion of our mobile solutions portfolio to maintain what we believe is a market leadership position.

During the first quarter, we were pleased to report some initial progress in executing our strategy of enabling citizens to use their government issued ID to verify their identity for online applications. The Singapore government is now offering all citizens a DIGIPASS-based hardware token that they may use to authenticate themselves to multiple third-party online applications, and Fedict, a division of the Belgian government, certified VASCO as a Trusted Authentication Provider for future use by citizens accessing e-government applications. These are long term initiatives and we do not expect them to contribute to revenue in a significant manner in 2015.

Our strong growth is driven by an increasing awareness of the need for enhanced online security. This is an issue that now touches everyone and receives exhaustive media coverage. Last year the New York Times published over 700 articles related to IT security issues, a five-fold increase over the previous year. We believe that our focus on delivering innovative security solutions that provide high levels of protection against hackers, while enhancing the end user experience are well positioned to address the evolving needs of the market.

Thank you, and now I will return the call to Ken.

[SPEAKER: KEN HUNT]

Ken: Thank you, Jan.

At this time, I would like to introduce you to Cliff Bown, VASCO’s Executive Vice President and Chief Financial Officer, Cliff?

[SPEAKER: CLIFF BOWN]

Thank you Ken and welcome to everyone on the call.

As noted earlier by Ken, revenues for the first quarter of 2015 were $65.1 million, an increase of $26.3 million or 68% from the first quarter of 2014. As noted by Jan, the increase in revenue for the first quarter reflected an 83% increase from the Banking market and a 5% increase from the Enterprise and Application Security market.

The increase in revenue from the Banking market reflected both the delivery of a significant amount of card readers using our new Cronto technology to Rabobank and a significant increase in revenues from other customers in the quarter. The increase in revenues from the Enterprise and Security market primarily reflects growth in maintenance and support revenues.

The comparison of revenues was also impacted by changes in currency rates during the period. The U.S. Dollar, on average, strengthened approximately 19% against the Euro for the quarter ended March 31, 2015 when compared to the same period in 2014. We estimate that the change in currency rates in 2015 compared to 2014 resulted in a decrease in revenue of approximately $2.7 million for the quarter ended March 31, 2015 when compared to the first quarter of 2014.

We estimate that while 96% of our consolidated revenue in the first quarter was generated outside of the United States, approximately 75% of our consolidated revenue was denominated in U.S. dollars.

Given the strong growth in revenue from the Banking market in the first quarter of 2015 from the first quarter of 2014, the distribution of our revenues for the first quarter of 2015 versus 2014 is more heavily weighted to Banking. In the first quarter of 2015, approximately 88% of our consolidated revenue came from the Banking market and 12% from the Enterprise and Application Security market. In the first quarter of 2014, approximately 81% of our consolidated revenue came from the Banking market and 19% came from Enterprise and Application Security market.

The geographic distribution of our revenue in the first quarter of 2015 was approximately 73% from EMEA, 4% from the United States, 17% from Asia and the remaining 6% from other countries. For the first quarter of 2014, 69% of the revenue was from EMEA, 6% was from the U.S., 17% from Asia and 8% was from other countries.

Gross profit as a percentage of revenue, or gross margin, for the first quarter of 2015 was approximately 58% and compares to 66% for first quarter of 2014. The decrease in gross margin is primarily related to:

•	a decline in the gross margins from hardware products sold in the Banking market,

•	the unfavorable impact of the strengthening of the U.S. Dollar to the Euro,

•	an unfavorable mix of products sold, with revenues from the Enterprise and Application Security market decreasing as a percentage of our total revenue, and

•	a decline in non-hardware revenue as a percentage of our total revenue.

The gross margins generated from the banking market in any specific period will vary based on a number of factors including, but not limited to, the products sold, the quantity sold, the geographic location of the sales and competition based on product or geography. Generally, we experience significant competition when the sale involves card readers. Card readers generally have a gross profit margin that is approximately 25 to 35 percentage points lower than other hardware-related margins due to competitive pricing pressures. There are a number of competitors in the EMV (Europay, Mastercard and VISA) market that produce card reader products with fewer features at a lower cost than our products. Card readers represented 45% of our total revenue in the first quarter of 2015 as compared to 21% of our total revenue in the first quarter of 2014.

The majority of our inventory purchases are denominated in U.S. Dollars while our sales are denominated in various currencies including the Euro. As the U.S. Dollar strengthened against the Euro in the first quarter of 2015 compared to the first quarter of 2014, revenue from sales made in Euros decreased, as measured in U.S. Dollars, without a corresponding change in the cost of goods sold. As noted earlier, the impact from changes in currency rates are estimated to have decreased revenue by approximately $2.7 million for the first quarter of 2015. Had the currency rates in 2015 been equal to the rates in 2014, the gross profit margin would have been approximately 1.7 percentage points higher for the first quarter of 2015.

The decrease in the percentage of our revenue that came from the Enterprise and Application Security market reflected the fact that revenue from that segment increased 5% while revenue from the Banking market increased 83% in the first quarter of 2015 compared to the first quarter of 2014. As noted previously, revenue from our Enterprise and Application Security market, which generally has margins that are 30 to 40 percentage points higher than the Banking market, was 12% of our total revenue in the first quarter of 2015 compared to 19% of total revenue in the first quarter of 2014.

Similarly, revenue from on non-hardware products generally has margins that are 30 to 40 percentage points higher than our hardware products. While the amount of revenue from our non-hardware products increased 4% in the first quarter of 2015 compared to the first quarter of 2014, they decreased as a percentage of total revenue from 30% in the first quarter of 2014 to 19% of revenue in the first quarter of 2015.

Operating expenses for the three months ended March 31, 2015 were $21.6 million, a decrease of $0.3 million or 1% from the quarter ended March 31, 2014. The decrease in consolidated operating expenses was primarily related to:

•	The positive impacts of the strengthening of the U.S. Dollar compared to the Euro and other foreign currencies, and

•	a 5% decrease in our average headcount in the first quarter of 2015 compared to the first quarter of 2014,

partially offset by,

•	An increase in our stock-based and long-term incentive plan costs.

We estimate that the strengthening of the U.S. Dollar to the Euro and other foreign currencies reduced operating expenses by $2.1 million in the first quarter of 2015 compared to the first quarter of 2014.

Our average headcount in the first quarter of 2015 was lower than the first quarter of 2014. As you may recall, in the first quarter of 2014, we reduced headcount as we moved the functions of the R&D facility in Brisbane Australia into Vienna Austria and we also reduced headcount in sales in marketing areas focused on the Enterprise and Application Security market to improve profitability. As noted earlier by Jan, we have begun to implement a strategic and substantial increase in our investment in staff in both our research and development and our sales and marketing areas.

For the first quarter of 2015, operating expenses included $1.2 million of expense related to stock-based and long-term incentive plans compared to expense of $0.6 million in the first quarter of 2014.

By functional area, our operating expenses decreased $0.6 million, or 6% in sales and marketing and decreased $0.6 million or 12% in research and development, but were partially offset by an increase of $0.8 million or 16% in general and administrative expenses. The decline in operating expenses in both sales and marketing and in research and development was primarily due to the strengthening of the U.S. dollar compared to other foreign currencies. The increase in general and administrative expenses primarily reflected the increase in our stock-based and long-term incentive plan costs and in professional fees.

Operating income for the first quarter of 2015 was $16.1 million, an increase of $12.2 million, or 313%, from the first quarter of 2014.

Operating income as a percent of revenue, or operating margin, on a U.S. GAAP basis was 25% for first quarter of 2015 compared to 10% for the first quarter of 2014.

The Company reported income tax expense of $2.2 million for the first quarter of 2015 compared to $827 thousand for the first quarter of 2014. The increase in tax expense is attributable to an increase in our pretax income, partially offset by a decrease in our estimated full-year tax rate for 2015 compared to 2014. The effective tax rate for the first quarter of 2015 was 14%, a decrease of 5 percentage points from 19% in the first quarter of 2014. The decrease in the tax rate was primarily related to changes in our estimated distribution of earnings and changes in our estimates of the tax rate applicable to certain components of our deferred tax balances.

The makeup of our workforce as of March 31, 2015 was 378 people worldwide with 186 in sales, marketing, customer support and operations, 135 in research and development and 57 in general and administrative. The average headcount for the first quarter of 2015 was 375 persons, which was 5% lower than the average headcount for the first quarter of 2014 of 393 persons.

Our balance sheet continued to show the strength of our operations. Our net cash balance, including short-term investments at March 31, 2015 was $149.1 million, an increase of $11.7 million or 9% from December 31, 2014 and our working capital balance at March 31, 2015 was $174.9 million, an increase $13.8 million or 9% from December 31, 2014. The increase in cash and working capital is primarily attributable to the positive cash flow generated from operations.

We had no debt outstanding at either March 31, 2015 or December 31, 2014.

Thank you for your attention. I would now like to turn the meeting back to Ken.

[SPEAKER: KEN HUNT – CLOSING REMARKS]

Thank you, Cliff

At this time I would like to highlight our guidance for 2015.

•	VASCO is increasing its guidance for revenue for the full-year 2015. We currently believe that our revenue will be in the range of $230 million to $240 million, compared to $220 million to $230 million communicated previously.

•	This is based on our strong first quarter and having greater visibility into our pipeline of potential new orders for both our traditional and new products. We expect that our mobile solutions, DIGIPASS for Apps and DIGIPASS for Mobile, and solutions based on our Cronto technology will continue to make important contributions to our revenues in 2015 and beyond.

•	As has been our recent practice, we continue to provide annual guidance only given the fact that quarterly comparisons to any prior period are challenging given our sales and licensing model. Within that context, as noted previously and as evident from our current guidance, we expect that comparisons of 2015 results to the prior year will be stronger in the first half of this year than in the second half. As noted in our 10-K for the year-ended December 31, 2014, we starting shipping the Cronto-based Rabo Scanner to Rabobank in the third quarter of 2014.

•	We are also increasing our guidance for operating income as a percentage of revenue. We expect that operating income as a percentage of revenue, excluding the amortization of purchased intangible assets, is projected to be in the range of 19% to 22%, compared to 17% to 20% communicated previously.

This concludes our presentations today and we will now open the call for questions. As a courtesy to others on the call, I would appreciate it if you would limit your questions to an initial question plus a follow-up. If you have additional questions, please get back into the queue.